Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES OFFERING OF

$250.0 MILLION SENIOR NOTES

Boston, Massachusetts – September 24, 2007 – American Tower Corporation (NYSE: AMT) announced today that it intends to offer $250.0 million aggregate principal amount of 10-year fixed rate senior unsecured notes in an institutional private placement. The closing of the offering is expected to occur in late September, subject to market conditions.

The Company intends to use the net proceeds from this offering to refinance a portion of indebtedness incurred under the Company’s new senior unsecured term loan credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes subject to the proposed offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, to institutional accredited investors and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be raised in the proposed offering, the Company’s ability to complete the proposed offering, and the Company’s expectations for the use of proceeds from the proposed offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-Q for the quarter ended June 30, 2007 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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